Exhibit 99.1

Contact:

Dennis P. Wolf

Omnicell, Inc.

EVP of Operations, Finance,

1201 Charleston Road

Administration & CFO	Mountain View, CA 94043
800-850-6664, ext. 6482
dennisw@omnicell.com

For Immediate Release

Omnicell Announces Record Fourth Quarter 2003 Financial Results

MOUNTAIN VIEW, Calif. – January 26, 2004 – Omnicell, Inc. (NASDAQ: OMCL), a leading provider of patient safety solutions preferred by nurses, today announced record results for the quarter ended December 31, 2003.

Financial highlights were as follows:

•                  Net income for the quarter was a record $3.2 million or $0.12 per diluted share, compared to a net loss of $5.0 million or $0.23 per share for the same period of 2002 and net income of $2.3 million or $0.09 per share on a diluted basis for the third quarter of 2003.

•                  For the fourth quarter of 2003, total revenue was $28.6 million, compared to $20.5 million for the same period in 2002 and $26.4 million for the third quarter of 2003.

•                  Total operating margin was $2.7 million or 10%, compared to a net loss of $5.4 million for the same period of 2002 and an operating margin of $2.5 million or 10% for the third quarter of 2003.

•                  Gross margin was 59.0% for the fourth quarter of 2003, compared to 56.9% for the same period in 2002 and 59.0% for the third quarter of 2003.

•                  Total operating expenses were $14.1 million for the fourth quarter of 2003, compared to $17.0 million for the same period of 2002 and $13.1 million for the third quarter of 2003.

Other highlights included:

•                  Omnicell moved to a new corporate headquarters. The new build-to-suit 87,000 square foot facility consolidates several corporate functions, including marketing, engineering, manufacturing, administration and training.

•                  Total backlog as of December 31, 2003 was $38.1 million, compared to $36.6 million as of September 30, 2003, representing an increase of $1.5 million. Backlog increased 35% from the same period of last year.

•                  As of December 31, 2003, we had completed our installation obligation, if any, for 29,011 medication and supply dispensing systems at 1,450 healthcare facilities.

Omnicell Chairman, President and CEO Randall A. Lipps, commented, “The fourth quarter was the third consecutive period in which we posted record revenues and earnings. Omnicell concluded a year of significant expansion, as we achieved the goals set at the beginning of 2003, including profitability, strengthening the balance sheet, product introduction and integration, reshaping the management team, and gaining market share.”

Dennis P. Wolf, executive vice president of operations, finance, administration and CFO, observed, “We are very pleased with the progress we made in fiscal 2003. This past year we focused our efforts on operational improvements. As a result, we posted record financial results and enter fiscal 2004 with a robust product roadmap and an accomplished management team committed to continued improvement in operational efficiency and the growth of our company.”

Conference Call Details

Management will report financial results for the fourth quarter of 2003 on Monday, January 26, at 6:00 a.m. PST via conference call. Investors and analysts may listen to this conference call by logging on to www.omnicell.com or by dialing 800-218-0204 (domestic) or 303-262-2141 (international) approximately 10 minutes prior to the scheduled start. A replay of the call will be available from 8:00 a.m. PST on January 26 through 11:59 p.m. PST on February 2. Dialing 800-405-2236 (domestic) or 303-590-3000 (international) and entering the passcode 567448# for both numbers will access the call replay. On the conference call, management will be discussing certain additional financial and statistical information. That information can be located on the “Investor Relations” page of Omnicell’s Web site at www.omnicell.com.

About Omnicell

Established in 1992, Omnicell (NASDAQ: OMCL) is a leading provider of patient safety solutions preferred by nurses. Addressing the medication-use process and the medical-surgical supply chain, Omnicell’s broad range of solutions are used throughout the healthcare facility—in the pharmacy, nursing units, operating room, cardiac cath lab, and all the way to the patient’s bedside. Improving patient care by enhancing operational efficiency, Omnicell’s solutions include systems for physician order management, automated pharmacy retrieval, medication and supply dispensing, nursing workflow automation at the bedside, and Web-based procurement. These solutions enable healthcare facilities to reduce medication errors, operate more efficiently, and decrease costs—ultimately contributing to improved clinical and financial outcomes. For more information, visit www.omnicell.com.

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission filings and include, without limitation, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the company to achieve profitability in the next few quarters, grow product backlog, retain key personnel, cut expenses, develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

(see detailed financial results on next page)

OMNICELL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three months ended Dec. 31,			Twelve months ended Dec. 31,		Change
	2003	2002	Change (%)	2003	2002	(%)
Revenues:
Product revenues	$23,045	$16,425		$82,006	$72,834
Service and other revenues	5,507	4,042		19,921	14,856
Total revenues	28,552	20,467	40%	102,127	87,690	16%

Costs of revenues:
Cost of product revenues	9,250	7,518		34,458	30,308
Cost of service and other revenues	2,461	1,306		8,003	6,110
Total cost of revenues	11,711	8,824		42,461	36,418

Gross profit	16,841	11,643	45%	59,666	51,272	16%

Operating expenses:
Research and development	2,219	2,681		8,950	9,970
Selling, general and administrative	11,563	11,902		42,779	44,767
Restructuring, facility charges and purchased in-process research and development	323	2,438		953	2,438
Total operating expenses	14,105	17,021	-17%	52,682	57,175	-8%

Income (loss) from operations	2,736	(5,378)		6,984	(5,903)

Interest and other income	316	385		692	875
Interest and other expense	(9)	—		(127)	—

Income (loss) before provision (benefit) for income taxes	3,043	(4,993)		7,549	(5,028)

Provision (benefit) for income taxes	(200)	20		242	10

Net income (loss)	$3,243	$(5,013)		$7,307	$(5,038)
				7,549	(5,028)
Net income (loss) per share - basic	$0.14	$(0.23)		$0.32	$(0.23)

Net income (loss) per share - diluted	$0.12	$(0.23)		$0.29	$(0.23)

Weighted average shares outstanding - basic	23,536	21,992		22,746	21,725

Weighted average shares outstanding - diluted	27,251	21,992		25,321	21,725

OMNICELL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2002 (1)	Change ($)	Change (%)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,499	$21,400	3,099	14%
Short-term investments	9,025	85	8,940	10518%
Accounts receivable, net	14,529	10,644	3,885	36%
Inventories	8,783	12,741	(3,958)	-31%
Lease receivables subject to a sales agreement	2,737	1,700	1,037	61%
Other current assets	3,966	3,575	391	11%
Total current assets	63,539	50,145	13,394	27%
Property and equipment, net	4,833	5,026	(193)	-4%
Long-term lease receivables subject to a sales agreement	4,985	3,683	1,302	35%
Other assets	11,110	12,071	(961)	-8%
Total assets	$84,467	$70,925	13,542	19%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,921	$5,975	(3,054)	-51%
Accrued liabilities	15,403	11,695	3,708	32%
Deferred service revenue	12,650	11,598	1,052	9%
Deferred gross profit	10,125	18,008	(7,883)	-44%
Obligation resulting from sale of lease receivables	2,737	1,700	1,037	61%
Current portion of note payable	305	1,197	(892)	-75%
Total current liabilities	44,141	50,173	(6,032)	-12%
Note payable	—	305	(305)	-100%
Long-term obligation resulting from sale of lease receivables	4,985	3,683	1,302	35%
Other long-term liabilities	583	458	125	27%
Stockholders’ equity	34,758	16,306	18,452	113%
Total liabilities and stockholders’ equity	$84,467	$70,925	13,542	19%

(1) Derived from the December 31, 2002 audited consolidated balance sheet.